Services Agreement

This agreement is made as of the 1st day of May, 2015 between Columbia Management Investment Distributors, Inc., a Delaware corporation (“CMID”) and Principal Life Insurance Company (“PLIC”) and Principal National Life Insurance Company (“PNL”), each an Iowa life insurance company (PLIC and PNL are collectively referred to as “Company”).

Preliminary Statement

Company has entered into a participation agreement (“Participation Agreement”) with CMID pursuant to which shares of the portfolios of certain variable insurance trusts offered by CMID (the “Fund”) are made available as investment options under certain variable annuity contracts and variable life insurance policies issued by Company (“Variable Contracts”) through one or more of Company’s separate accounts (the “Accounts”). Columbia Management Investment Services Corp. (“CMIS”) serves as the transfer and shareholder servicing agent of the Funds.

CMID and CMIS recognize the Company as the shareholder of Fund shares purchased under the Participation Agreement on behalf of the Accounts. CMID and CMIS recognize that CMIS will derive a substantial administrative convenience by virtue of having the Company be the shareholder of record of such shares, rather than multiple shareholders having record ownership of such shares. Moreover, CMID and CMIS recognize that the Company will provide administrative services necessary to facilitate investment in the Funds.

In consideration for the administrative services Company will provide described below, CMID has agreed to pay, or cause an affiliate to pay, Company the amounts described herein from the date first written above until termination of this Agreement.

CMID and Company hereby agree as follows:

1.    Fees; Nature of Payments.

(a)	CMID shall pay or arrange to pay Company the payments calculated as specified in Exhibit A and at the time specified in the Exhibit.

(b)
The parties agree that CMID's payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Variable Contracts or of Fund shares, and are not otherwise related to investment advisory or distribution services or expenses.

2.    Services. In consideration of the fees referenced above, Company agrees to provide to CMID and the Funds the following administrative services:

(a)	Maintaining an inventory of shares purchased to assist the Fund's transfer agent in recording issuance of shares;

(b)	Performing miscellaneous accounting services to assist the Fund’s transfer agent in recording transfers of shares (via net purchase and redemption orders);

(c)	Reconciling and balancing of the Company’s separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account level;

(d)	Providing telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales);

(e)	Assisting with Fund proxy solicitations, specifically with respect to soliciting voting instructions from contract owners;

(f)
Printing and distributing prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials and any other materials of the Funds required by law or otherwise to be given to its shareholders, including without limitation, Contract owners investing in Fund shares;

(g)	Maintain separate records for each contract owner, which records shall reflect shares purchased and redeemed and share balances of the Funds;

(h)
Disburse or credit to contract owners all proceeds of redemptions of shares of the Funds attributable to redemption of sub-account interests of the contract owners and all dividends and other distributions not reinvested in shares of the Funds attributable to redemption of sub-account interests of the contract owners;

(i)
Prepare and transmit to each contract owner periodic account statements showing the total number of shares attributable to such contract owners’ interest in the sub-accounts as of the statement closing date, purchase and redemption of Fund shares attributable to such contract owner’s interests in the sub-account during the period covered by the statement, and the dividends and other distributions paid to the contract owner during the statement period attributable to such contract owner’s interest in the sub-accounts (whether paid in cash or reinvested); and

(j)	Providing other administrative support to the Fund as mutually agreed between the Company and the Fund from time to time.

3.    Registration and Identification of Company Accounts.

CMID agrees to cause CMIS promptly to follow all reasonable and customary instructions received by CMIS in good form instructing CMIS to designate Company, on behalf of the Accounts, as the shareholder of record on specific Fund accounts. However, when CMID calculates any fees payable to Company under this Agreement, CMID will consider as “Company Accounts” only those accounts on CMIS’s records as to which Company is actually designated as shareholder of record as of the calculation date.

4.    Other Obligations of Company.

Proprietary assets maintained in the Funds’ shares on behalf of Company or any affiliate, parent or subsidiary of Company shall be excluded from the calculation of assets under management for purposes of determining payments due to Company hereunder. Company shall provide prior notice of such investments. By accepting the payments with respect to the administrative services provided to the Funds, Company agrees that it will not pass on any portion of such payments to its customers. To the extent Company passes on any portion of such payments to another entity, Company will take all reasonable steps to ensure that the entity does not pass on any portion of such payments to its or Company’s customers. Company agrees that it will disclose its receipt of fees to its customers with respect to investments in the Funds in accordance with applicable law and SEC regulation and rules. Company agrees that CMID may except certain of the assets Company’s customers maintained in the Funds from the assets under management calculation as long as both parties first agree to the exception. Company agrees to comply with the terms of all applicable offering documentation (including prospectuses and statements of additional information) in providing the administrative services contemplated by this Agreement. CMID shall not be obligated to make any payments under this Agreement unless all applicable offering documentation discloses, to the extent required by applicable law, that CMID will make payments for the types of administrative services described herein.

5.    Term; Termination. This Agreement:

(a)    shall continue in effect unless terminated;

(b)	may be terminated by CMID or by Company at any time upon thirty days’ prior notice; and

(c)
may be terminated immediately by a party if such party determines that any fee payable under this Agreement should not be paid because of any effective law, rule or regulation, or order of any court or regulatory entity, governing the business of that party.

6.    Notices. All notices relating to this Agreement must be delivered in writing to the addresses shown below or such other address as a party may specify by notice:

To Company:
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Attn: VA/VL Counsel

To CMID:
Columbia Management Investment Distributors, Inc.
225 Franklin Street
Boston, MA 02110
Attn.: Managing Director
with a copy: Attn.: Chief Counsel

7.    Miscellaneous. This Agreement:

(a)	may not be assigned, except that CMID may assign it to any successor distributor of the Funds;

(b)	may be executed in counterparts, all of which together shall constitute the same agreement;

(c)	shall be governed by the internal laws of Delaware without reference to conflict of law principles;
(d)    cannot be changed except by a written agreement signed by all parties;

(e)	represents the entire agreement among the parties concerning its subject matter (other than any applicable Participation Agreement); and

(f)	supersedes all prior arrangements or agreements among the parties concerning its subject matter (other than any applicable Participation Agreement).

Executed as of the date first set forth above.

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By: /s/ Joseph Kringdon
Name: Joseph Kringdon
Title: Head of Intermediary Distribution

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Todd A. Jones
Name: Todd A. Jones
Title: Asst Director - Product Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Todd A. Jones
Name: Todd A. Jones
Title: Asst Director - Product Mgmt

Exhibit A

Fees Based on Assets
CMID or its affiliates shall pay Company a quarterly fee at the annual rate set forth below of the net asset value of all shares in Company Accounts on the books of CMIS (the “Asset Base”), valued as of the close of business on the last day of the quarter.

CMID or its affiliates will make each quarterly payment of asset-based fees due under this Agreement within 60 days of the end of the applicable calendar quarter. Payment of asset-based fees under this Exhibit A shall continue for so long as the Asset Base remains in Company Accounts and this Agreement is in effect, unless applicable law shall prohibit such payments.

Fund                        Class            Administrative Fee
Columbia Limited Duration Credit Fund    Class 2            .15%
Columbia Small Cap Value Fund        Class 2            .15%

Wanger International                N/A            .25%